Exhibit 99.1

NEWS RELEASE

Contacts:

Dudley W. Mendenhall, 760-494-1000

or

Integrated Corporate Relations, Inc.

Investor Relations:

Andrew Greenebaum/Chad Jacobs

(310) 395-2215/ (203) 222-9013

Media Relations:

John Flanagan/Mike Fox

(203) 222-9013

K2 INC. ANNOUNCES ELECTION OF ANN MEYERS

TO ITS BOARD OF DIRECTORS

Carlsbad, Calif., February 17, 2005 – K2 Inc. (NYSE: KTO), a leading consumer products company, announced today that Ann Meyers has been elected to K2’s board of directors effective February 11th 2005. Since 1983, Meyers has served as a broadcaster for the major sports networks covering a variety of events including men’s and women’s NCAA basketball, softball and volleyball games, and the 1984, 2000 and 2004 Summer Olympics. Prior to commencing a career in broadcasting, Meyers had a distinguished record as a college and professional athlete.

“Ann brings a highly unique perspective to K2 as both an athlete and a professional spokeswoman for several major sports,” said Richard J. Heckmann, Chairman and Chief Executive Officer. “We have a deep commitment to women’s sports as demonstrated by several of our leading product lines including Worth softball, deBeer lacrosse, and the K2 T-Nine® ski series designed exclusively for women. Ann’s background and insights will be extremely beneficial as we expand our presence in women’s sports”.

Meyers was a four-time All-American in women’s basketball at UCLA, and led the team to the 1978 AIAW Championship. She was a member of the 1976 Olympic team, and in 1978 was the first player drafted in the Women’s Professional Basketball League and was MVP of the league in 1979-80 with the New Jersey Gems. In 1979, Meyers became the only woman to sign as a free agent to an NBA team, the Indiana Pacers. She is a member of the National Basketball Hall of Fame, the Women’s Sports Hall of Fame, and the first woman to be inducted into the UCLA Hall of Fame.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a portfolio of leading brands including Rawlings®, Worth®, Shakespeare®, Pflueger®, Brass Eagle®, Stearns®, K2®, Volkl®, Ride®, Marmot®, Ex Officio® and Marker®. K2’s diversified mix of products is used primarily in team and individual sports activities such as baseball, softball, fishing, paintball, watersports activities, alpine skiing, snowboarding, in-line skating and mountain biking. Among K2’s other branded products are Planet Earth® apparel, Adio® and Hawk® skateboard shoes, Tubbs® and Atlas® snowshoes, JT® and Worr Games® paintball products and Dana Design® backpacks.

Rawlings®, Worth®, Shakespeare®, Pflueger®, Brass Eagle®, Stearns®, K2®, Volkl®, Ride®, Marmot®, Ex Officio®, Marker®, Planet Earth®, Adio®, Hawk® skateboard shoes, Tubbs®, Atlas®, JT®, Worr Games®, and Dana Designs®, are trademarks or registered trademarks of K2 Inc. or its subsidiaries in the United States or other countries.

K2 Inc

2-2-2

Safe Harbor Statement

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to K2’s ability to successfully execute its acquisition plans and growth strategy, integration of a number of acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, and other risks described in the company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. The company cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release is made as of the date of this news release, and the company does not undertake to update any forward-looking statement.

2